Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

Separation Agreement and Release (the “Agreement”) by and between JBG SMITH Properties, a Maryland real estate investment trust (together with its affiliates, the “Company”), with its principal offices in Bethesda, Maryland and Robert A. Stewart (the “Executive”).

Recitals

The Executive is employed by the Company in the position of Executive Vice Chairman, pursuant to that certain Amended and Restated Employment Agreement, dated June 16, 2017, by and between the Company and Executive (the “Employment Agreement”), as further amended by that certain letter agreement dated February 21, 2020 (together, the “Amended Employment Agreement”); and

The Company and Executive have agreed upon a mutual separation of Executive’s employment and desire to set forth their agreement concerning the terms and conditions of the Executive's separation, including the precise nature and amount of compensation to be provided to Executive and any other rights and obligations of the Company and Executive following Executive’s separation.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.Resignation by Mutual Agreement and Separation of Executive.  Executive shall resign (by mutual agreement) and separate from employment with the Company as of July 31, 2020 (the “Termination Date”) and shall take all necessary and appropriate actions to resign his position as Executive Vice Chairman of the Company effective as of the Termination Date. Executive's termination of employment shall be considered a termination by Executive without Good Reason for purposes of the Amended Employment Agreement and any other agreement between the Company and Executive, provided that the Company hereby waives the notice requirement contained in the Amended Employment Agreement. For the avoidance of doubt, and notwithstanding anything in the Employment Agreement to the contrary, Executive shall not be required to resign from the board of trustees of the Company (the “Board”) as of the Termination Date.
2.Accrued Benefits. Executive shall be entitled to the payments and benefits provided in Section 8(a) of the Employment Agreement, whether or not he chooses to execute this Agreement.
3.Separation Benefits. In consideration of Executive's agreements hereunder, the Company agrees to pay or provide to Executive (subject to the terms and conditions set forth in this Agreement), the benefits described in this Section 3, which exceed any payment and benefits to which Executive is otherwise entitled (unless otherwise indicated).

(a)Continued Vesting of JBG SMITH Properties LP Equity after Termination Date.  All outstanding equity awards (including long-term incentive plan units (“LTIP Units”) and initial formation units (the (“Formation Units”)) held by Executive and the common partnership units held by Executive that are subject to the Unit Issuance Agreement (“OP Units”), in each case, that are unvested as of the Termination Date shall remain outstanding following the Termination Date and shall continue to vest in accordance with their terms for so long as Executive continues to serve as a member of the Board, without requiring Executive's continued employment by the Company; provided, however, that if Executive’s service as a member of the Board terminates (a) upon his failure to be re-nominated to the Board, (b) upon his failure to be re-elected to the Board in a contested election, (c) upon his failing to receive a majority of the votes in an uncontested election, tendering his resignation from the Board (as required by the Company’s Governance Guidelines) and the acceptance by the Board of such resignation or (d) upon his death or Disability (as defined in the Amended Employment Agreement), then any equity awards and OP Units that are unvested as of such termination of Board service shall become immediately fully vested and non-forfeitable, or in the case of performance-based LTIP Units, shall remain outstanding and eligible to become earned and vested pursuant to Section 4(b) of the applicable award agreement (by treating such termination of Board service as a "Qualified Termination" under the award agreement).  The provisions of this Section 3(a) shall constitute an amendment of (i) each Restricted Unit Agreement pursuant to which LTIP Units awarded to Executive are unvested as of the Termination Date, (ii) each Performance LTIP Unit Agreement pursuant to which performance-based LTIP Units awarded to Executive are unvested as of the Termination Date, (iii) the Formation Unit Agreement with Executive and (iv) the Unit Issuance Agreement with Executive.  In addition, the Company acknowledges that Executive's continued service as a member of the Board constitutes "Continuous Service" under each Performance LTIP Unit Agreement with Executive.

(b)Vested Profits Interests.  Any vested Formation Units (including Formation Units that become vested following the Effective Date, in accordance with Section 3(a) hereof) held by Executive shall remain convertible into LTIP Units until the tenth (10th) anniversary of the grant date, and, for the avoidance of doubt, any vested LTIP Units held by Executive shall remain exchangeable for common partnership units.

(c)Medical Benefits. The Company shall provide Executive medical insurance coverage substantially identical to that provided to other senior executives of the Company (which may be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act) for 18 months following the Termination Date; provided however, that if this agreement to provide medical benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.

(d)Use of Support Staff.  For the period beginning on the Termination Date and ending on December 31, 2020, the Company shall continue to provide to Executive, at the Company's sole cost and expense, his current executive assistant (or if she is for any reason not available, an executive assistant satisfactory to both Executive and the Company).

4.No Other Payments or Benefits. Executive acknowledges that, other than the payments and benefits expressly set forth in this Agreement, he is not entitled to any other payments or benefits from the Company on account of his termination of employment.
5.Amended Employment Agreement.  The Amended Employment Agreement shall terminate as of the Termination Date, provided, however, that the provisions in Section 11 of the Employment Agreement shall continue in full force and effect following the Termination Date, in accordance with their terms.

6.Return of Company Property. Executive represents and warrants that he will return all property of the Company in whatever form retained, including any copies thereof, in the possession of or under the control of Executive, all of which shall be delivered to the Company’s Chief Legal Officer on the Termination Date.
7.General Release.
(a)Executive knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, members, employees, agents and representatives of each of the foregoing (collectively, the “Released Parties”),  from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Executive (or Executive’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Agreement arising under or in connection with Executive’s employment or termination of employment with the Company, including, without limitation:  Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages.  In addition, in consideration of the provisions of this Agreement, Executive further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Executive’s favor as of the Effective Date (as defined below).
(b)Surviving Claims.  Notwithstanding anything herein to the contrary, this Agreement shall not:
(i)	release any Claims for payment of amounts payable under the Agreement;
(ii)	release any Claims for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any plans of the Company that have vested in accordance with the terms of such plans;

(iii)	release any Claim that may not lawfully be waived;
(iv)	release any Claim for indemnification and D&O insurance in accordance with the Employment Agreement and with applicable laws and the corporate governance documents of the Company; or
(v)	prohibit Executive from reporting possible violations of federal law or regulation or making other disclosures that are protected under (or claiming any award under) the whistleblower provisions of federal law or regulation.

(c)Additional Representations. Executive further represents and warrants that Executive has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party, nor has Executive assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

(d)Acknowledgements by Executive. Executive further acknowledges and agrees that this Section 7 does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date; and Executive acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date; and Executive is entering into this Agreement and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive.

8.Cooperation With Investigations and Litigation.  Executive agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Executive’s tenure with the Company, including making himself reasonably available to consult with Company counsel, to provide information and to give testimony.  Company will reimburse Executive for reasonable documented out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement.  Nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising any rights protected by law or restrict or limit the Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.
9.Governing Law.  To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the law of the State of Maryland applicable to contracts made and to be performed entirely within that state.
10.Severability.  If any provision of this Agreement should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Agreement shall remain in full force and effect.
11.Captions; Section Headings.  Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.
12.Review; Revocation.  Executive is hereby advised to consult with an attorney before executing this Agreement.  Executive acknowledges that he has at least 21 days within which to consider the Agreement, but Executive can execute the Agreement at any time prior to the expiration of such review period; and Executive is aware that this Agreement shall become null and void if he revokes his acceptance of this Agreement within seven (7) days following the date of execution of this Agreement.  Executive may revoke this Agreement at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Agreement no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Agreement. This Agreement will not become effective until the date on which that seven (7) day revocation period expires (the “Effective Date”).  Executive agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below.

COMPANY: JBG SMITH PROPERTIES, a Maryland real estate investment trust		EXECUTIVE:
By:	/s/ Steven Museles	/s/ Robert A. Stewart
Name: Steven Museles
Title: Chief Legal Officer and Secretary
	Date: July 28, 2020	Date: July 28, 2020